Exhibit 33.1

Management Assertion

Management of GE Money Bank (the “Company”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of credit card asset-backed securities transactions issued by the GE Capital Credit Card Master Note Trust (the Platform) , except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii) 1122(d)(4)(xiii), 1122(d)(4)(xiv) and 1122(d)(4)(xv) which the Company has determined are not applicable to the activities it performs, directly or through its vendors, with respect to the Platform, as of and for the twelve months ended December 31, 2006.

With respect to servicing criteria 1122(d)(4)(vi), management has engaged various vendors to perform the activities described by these servicing criteria. The Company’s management has determined that these vendors are not considered “servicers” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).  As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company’s management has assessed the Company’s and its vendor’s compliance with the applicable servicing criteria as of and for the twelve months ended December 31, 2006.  In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the twelve months ended December 31, 2006, the Company and its vendors have complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of and for the twelve months ended December 31, 2006.

GE Money Bank:

/s/ Lisa Giegel	/s/ Brent Wallace
Lisa Giegel	Brent Wallace
SVP and Controller	Chairman of the Board, President and CEO

3/29/07	3/29/07
Date	Date